101388106                                                          PAGE 27 OF 36


                                                                       EXHIBIT 5
                                                                       ---------



                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated May 15, 2003 (this "AGREEMENT"), among McGurl Family Limited Partnership ("SELLER"), General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP LP"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAP COINVESTMENT"), GapStar, LLC, a Delaware limited liability company ("GAPSTAR"), and GAPCO GmbH & Co. KG, a German limited partnership ("GAPCO KG" and, collectively with GAP LP, GAP Coinvestment and GapStar, the "PURCHASERS").

         WHEREAS, upon the terms and conditions set forth in this Agreement, Seller proposes to sell to each of the Purchasers the aggregate number of shares of common stock, par value $0.001 per share (the "COMMON STOCK"), of Bottomline Technologies (de), Inc., a Delaware corporation (the "Company"), set forth opposite such Purchaser's name on SCHEDULE 2.1 hereto, for the aggregate purchase price set forth opposite such Purchaser's name on SCHEDULE 2.1 hereto.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "AGREEMENT" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

         "CLOSING" has the meaning set forth in Section 2.2 of this Agreement.

         "CLOSING DATE" has the meaning set forth in Section 2.2 of this Agreement.

         "COMMON STOCK" has the meaning set forth in the recitals to this Agreement.

         "COMPANY" has the meaning set forth in the recitals to this Agreement.

         "CONTRACTUAL OBLIGATIONS" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

101388106                                                          PAGE 28 OF 36


         "GAP COINVESTMENT" has the meaning set forth in the preamble to this Agreement.

         "GAP LP" has the meaning set forth in the preamble to this Agreement.

         "GAPCO KG" has the meaning set forth in the preamble to this Agreement.

         "GAPSTAR" has the meaning set forth in the preamble to this Agreement.

         "GOVERNMENTAL AUTHORITY" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, voting restriction (statutory or other), lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

         "ORDERS" has the meaning set forth in Section 3.2 of this Agreement.

         "PERSON" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "PURCHASED SHARES" has the meaning set forth in Section 2.1 of this Agreement.

         "PURCHASERS" has the meaning set forth in the preamble to this Agreement.

         "REQUIREMENT OF LAW" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

         "SELLER" has the meaning set forth in the preamble to this Agreement.

                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK
                        ---------------------------------

         2.1 PURCHASE AND SALE. Subject to the terms and conditions herein set forth, Seller agrees to sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from Seller, on the Closing Date, at a price per share equal to $5.97, the aggregate number of shares of Common Stock set forth opposite such Purchaser's name on Schedule 2.1 hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Schedule
2.1 hereto (all of the shares of Common Stock being purchased pursuant to Section 2.1 being referred to herein as the "Purchased Shares").

101388106                                                          PAGE 29 OF 36


         2.2 CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2, the closing of the sale and purchase of the Purchased Shares (the "Closing") shall take place at the offices of the Purchasers, at 10:00 a.m., local time, on the Business Day upon which the conditions set forth in Sections 5.1 and 5.2 are satisfied or waived as provided therein, or at such other time, place and date that Seller and the Purchasers may agree in writing (the "Closing Date").

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         Seller represents and warrants to each of the Purchasers as follows:

         3.1 EXISTENCE AND POWER. Seller has the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement.

         3.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby
(a) have been duly authorized by all necessary limited partnership action, (b) do not contravene the terms of Seller's organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of Seller, or any Requirement of Law applicable to the Seller and (d) do not violate any judgment, injunction, unit, award, decree or order of any nature of any Governmental Authority (collectively, "Orders") against, or binding upon, Seller.

         3.3 TITLE TO PURCHASED SHARES. Seller owns beneficially and of record the Purchased Shares being sold to the Purchasers and has good and valid title to such Purchased Shares, free and clear of all Liens. Seller has the unrestricted power and authority to transfer the Purchased Shares to the Purchasers. Upon delivery to the Purchasers of the stock certificates representing such Purchased Shares and payment therefor, the Purchasers shall acquire good and valid title to such Purchased Shares, free and clear of all Liens.

         3.4 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Seller of this Agreement or the transactions contemplated hereby.

         3.5 BINDING EFFECT. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

         3.6 LITIGATION. There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations pending or, to the knowledge of Seller, threatened, at law, in equity, in arbitration or before any Governmental Authority against Seller purporting to enjoin or restrain the execution, delivery or performance by Seller of this Agreement.

         3.7 PRIVATE OFFERING. No form of general solicitation or general advertising was used by Seller or its representatives in connection with its sale of the Purchased Shares. No registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, is required by the offer or sale of the Purchased Shares to the Purchasers.

101388106                                                          PAGE 30 OF 36


         3.8      NON-PUBLIC INFORMATION.

                  (a) Seller acknowledges that (i) the Purchasers have informed it that the Purchasers may possess certain non-public information concerning the Company and its subsidiaries and/or the Purchased Shares that may or may not be independently known to Seller (all of such non-public information is hereinafter referred to as the "NON-PUBLIC INFORMATION") and (ii) the Purchasers have not disclosed the Non-Public Information to Seller.

                  (b) Seller is executing, delivering and performing this Agreement notwithstanding that it is aware that the Non-Public Information may exist and that the Non-Public Information has not been disclosed to Seller, and Seller confirms and acknowledges that neither the existence of the Non-Public Information, the substance of the Non-Public Information nor the fact that the Non-Public Information has not been disclosed to Seller is material to it or to its determination to execute, deliver and perform this Agreement.

                  (c) Seller does for itself and its affiliates, partners, agents, employees, members, advisors, representatives, successors and assigns hereby fully and irrevocably waive any and all rights, remedies and claims he or they would or could have, or may hereafter have, against the Purchasers or any of their respective affiliates, agents, employees, members, advisors, representatives, successors and assigns (the "PURCHASER PARTIES"), arising out of, relating to or in any manner connected with the existence or substance of the Non-Public Information or the fact that the Non-Public Information has not been disclosed to Seller.

                  (d) Seller does for itself and its affiliates, partners, agents, employees, members, advisors, representatives, successors and assigns hereby forever release, discharge and dismiss any and all claims, rights, causes of action, suits, obligations, debts, demands, agreements, promises, liabilities, controversies, costs, expenses, fees, or damages of any kind, whether known or unknown, accrued or not accrued, foreseen or unforeseen or matured or not matured, that it ever had, now has, can have, or shall or may hereafter have (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Purchaser Parties, which arise in connection with the execution, delivery and performance of this Agreement and the purchase of the Purchased Shares and are based upon, arise from or in any way relate to or involve, directly or indirectly, the existence or substance of the Non-Public Information or the fact that the Non-Public Information has not been disclosed to Seller.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
                ------------------------------------------------

         Each of the Purchasers hereby represents and warrants, severally and not jointly, to Seller as follows:

         4.1 EXISTENCE AND POWER. Such Purchaser has the requisite partnership or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement.

         4.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary limited partnership or limited liability company, as the case may be, action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

101388106                                                          PAGE 31 OF 36


         4.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Purchaser of this Agreement or the transactions contemplated hereby.

         4.4 BINDING EFFECT. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

         4.5 RESTRICTED SECURITIES. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America. Such Purchaser understands that such Purchased Shares are "restricted securities" within the meaning of Rule 144 under the Securities Act and that the Purchased Shares cannot be sold, transferred or otherwise disposed of except in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to the so-called "Section 4(1)(1/2) exception" and that the reliance of Seller on such exemption is predicated in part on such Purchaser's representations set forth herein.

         4.6 ACCREDITED INVESTOR. Such Purchaser is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act.

                                    ARTICLE V

                              CONDITIONS TO CLOSING
                              ---------------------

         5.1 CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE. The obligation of the Purchasers to purchase the Purchased Shares, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Closing Date.

                  (a) The representations and warranties of Seller contained in Article III hereof shall be true and correct in all respects at and on the Closing Date.

                  (b) Seller shall have delivered to each Purchaser a stock certificate representing the number of Purchased Shares set forth opposite such Purchaser's name on SCHEDULE 2.1 hereto.

                  (c) Seller shall have delivered to the Purchasers the opinion of counsel to Seller delivered by Seller to the Company and the Company's transfer agent in order to register the Purchased Shares in the name of the Purchasers.

         5.2 CONDITIONS TO THE OBLIGATION OF THE SELLER TO CLOSE. The obligation of Seller to sell the Purchased Shares shall be subject to the satisfaction as determined by, or waiver by, Seller of the following conditions on or before the Closing Date.

                  (a) The representations and warranties of the Purchasers contained in Article IV hereof shall be true and correct in all respects at and on the Closing Date.

101388106                                                          PAGE 32 OF 36


                  (b) Simultaneously with the Closing, each Purchaser shall have wired to Seller's account designated in writing by Seller to the Purchasers prior to the Closing Date, the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1 hereto.

                                   ARTICLE VI

                            TERMINATION OF AGREEMENT
                            ------------------------

         6.1 TERMINATION. This Agreement may be terminated prior to the Closing as follows:

                  (a) at any time on or prior to the Closing Date, by mutual written consent of Seller and the Purchasers;

                  (b) at the election of either Seller or the Purchasers by written notice to the other at any time after 5:00 p.m., New York time, on June 13, 2003, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of Seller and the Purchasers; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (c) at the election of Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of any of the Purchasers contained in this Agreement, which breach (i) would cause the condition set forth in Section 5.2(a) not to be satisfied and
(ii) is incapable of cure or has not been cured within five (5) Business Days of notice to the Purchasers of such breach; or

                  (d) at the election of the Purchasers, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach (i) would cause the conditions set forth in Section 5.1(a) not to be satisfied and (ii) is incapable of cure or has not been cured within five (5) Business Days notice to Seller of such breach.

         6.2 EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, (a) this Agreement shall become void and of no further force and effect, except for the provisions of Articles I and VII, (b) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 6.1(a) or Section 6.1(b), and (c) nothing shall relieve any of the parties from liability for actual damages resulting from a termination of this Agreement pursuant to Section 6.1(c) or 6.1(d); and PROVIDED, FURTHER, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS
                                  -------------

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement indefinitely.

         7.2 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                           if to Seller:

101388106                                                          PAGE 33 OF 36


                           375 Night Heron Drive
                           PO Box 961
                           Boca Grande, FL 33921
                           Telecopy:  (941) 964-1873
                           Attention: Daniel M. McGurl

                           if to the Purchasers:

                           c/o General Atlantic Service Corporation
                           3 Pickwick Plaza
                           Greenwich, CT 06830
                           Telecopy:  (203) 622-8818
                           Attention:  Matthew Nimetz

                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, NY 10019-6064
                           Telecopy:  (212) 757-3990
                           Attention: Douglas A. Cifu, Esq.

         All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) one Business Day after being sent, if sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; (iii) five (5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 7.2 designate another address or Person for receipt of notices hereunder. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party to whom it is given.

         7.3 SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchasers may assign any of their rights under this Agreement to any of their respective affiliates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), provided that each such assignee shall make the representations and warranties under Article IV. Seller may not assign any of its rights under this Agreement without the prior written consent of the Purchasers. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

         7.4      AMENDMENT AND WAIVER.

                  (a) No failure or delay on the part of Seller or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

101388106                                                          PAGE 34 OF 36


                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Seller or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by Seller and the Purchasers and (ii) only in the specific instance and for the specific purpose for which made or given.

         7.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         7.6 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         7.7 EXPENSES. Each of Seller and the Purchasers shall bear its own costs and expenses incurred in connection with the negotiation, execution and consummation of this Agreement.

         7.8 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         7.9 ENTIRE AGREEMENT. This Agreement, together with the schedule hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the schedule hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         7.10 PUBLIC ANNOUNCEMENTS. Neither Seller nor the Purchasers will make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except to the extent that such statement is required by any Requirement of Law or to the extent necessary by the Purchasers in connection with their customary internal reporting. Notwithstanding the foregoing, Seller will not use or refer to the name of any Purchaser in any public statement or disclosure without the consent of such Purchaser except to the extent that such statement or disclosure is required by any Requirement of Law.

         7.11 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or perform the provisions of this Agreement.


                  [Remainder of page intentionally left blank]

101388106                                                          PAGE 35 OF 36


         IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.



                                   MCGURL FAMILY LIMITED PARTNERSHIP


                                   By:  /s/ Daniel M. McGurl
                                        --------------------
                                        Name:   Daniel M. McGurl
                                        Title:  Partner


                                   GENERAL ATLANTIC PARTNERS 74, L.P.

                                   By:  General Atlantic Partners, LLC,
                                        its General Partner


                                   By:  /s/ Steven A. Denning
                                        ---------------------------------------
                                        Name:   Steven A. Denning
                                        Title:  A Managing Member


                                   GAP COINVESTMENT PARTNERS II, L.P.


                                   By:  /s/ Steven A. Denning
                                        ---------------------------------------
                                        Name:   Steven A. Denning
                                        Title:  A General Partner


                                   GAPSTAR, LLC

                                   By:  General Atlantic Partners, LLC,
                                        its Sole Member


                                   By:  /s/ Steven A. Denning
                                        ---------------------------------------
                                        Name:   Steven A. Denning
                                        Title:  A Managing Member


                                   GAPCO GMBH & CO. KG

                                   By:  GAPCO Management GmbH,
                                        its general partner


                                   By:  /s/ Steven A. Denning
                                        ---------------------------------------
                                        Name:   Steven A. Denning
                                        Title:  Managing Director

101388106                                                          PAGE 36 OF 36


                                                                    SCHEDULE 2.1
                                                                    ------------



                       PURCHASED SHARES AND PURCHASE PRICE


================================================================================
         PURCHASER              PURCHASED SHARES                PURCHASE PRICE
         ---------              ----------------                --------------
--------------------------------------------------------------------------------
GAP LP                           82,576                         $492,978.72

GAP Coinvestment                 10,793                           64,434.21

GapStar                           6,502                           38,816.94

GAPCO KG                            129                              770.13

                      Total:    100,000                         $597,000.00
================================================================================